Exhibit 15.3

U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549	Grant Thornton Audit Pty Ltd Level 17 383 Kent Street Sydney NSW 2000 Locked Bag Q800 Queen Victoria Building NSW 1230 T +61 2 8297 2400
26 October 2023

Re: Kazia Therapeutics Limited

File No. 0-29962

Dear Sir or Madam:

We have read the statements made by Kazia Therapeutics Limited under Item 16F in its Form 20-F dated October 26, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Grant Thornton Audit Pty Ltd
GRANT THORNTON AUDIT PTY LTD

www.grantthornton.com.au

ACN-130 913 594

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